Exhibit 4.3

SUPPLEMENTAL INDENTURE

CIMAREX ENERGY CO.

AND

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

AND

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of April 5, 2012

to

Indenture

Dated as of May 1, 2007

7 1/8% Senior Notes due 2017

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 5, 2012, is by and among Cimarex Energy Co., a Delaware corporation (the “Company”), the Subsidiary Guarantors identified on the signature pages hereto (collectively, the “Subsidiary Guarantors”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are parties to that certain Indenture dated as of May 1, 2007 (the “Indenture”), relating to the Company’s 7 1/8% Senior Notes due 2017 (the “Notes”);

WHEREAS, $350,000,000 aggregate principal amount of Notes are currently outstanding;

WHEREAS, Section 9.2 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Notes (subject to certain exceptions) with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes);

WHEREAS, the Company desires and has requested the Trustee to join with it and the Subsidiary Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture, the Subsidiary Guarantees and the Notes in certain respects as permitted by Section 9.2 of the Indenture;

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated March 22, 2012 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of a majority of aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 of the Indenture and (3) the Company and the Subsidiary Guarantors have satisfied all other conditions required under Article Nine of the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE, NOTES AND SUBSIDIARY GUARANTEES

Section 1.1 Amendments to the Indenture. The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture in their entirety and replacing them, in each case, with the phrase “[intentionally omitted]”:

Section 3.2 (SEC Reports);

Section 3.3 (Limitation on Indebtedness);

Section 3.4 (Limitation on Restricted Payments);

Section 3.5 (Limitation on Liens);

Section 3.6 (Limitation on Sale/Leaseback Transactions);

Section 3.7 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

Section 3.9 (Limitation of Affiliate Transactions);

Section 3.11 (Future Subsidiary Guarantors);

Section 3.12 (Limitation on Lines of Business);

Section 3.13 (Payments for Consent);

Section 3.14 (Limitation on the Sale of Capital Stock of Restricted Subsidiaries);

Section 3.18 (Corporate Existence);

Section 3.19 (Payment of Taxes and Other Claims);

Section 3.22 (Compliance Certificate);

Clause (3) of Section 4.1(a) (Merger and Consolidation); and

Clauses (6) and (9) of Section 6.1 (Events of Default).

The failure to comply with the terms of any of the Sections or clauses of the Indenture set forth in this Section 1.1 shall no longer constitute a Default or Event of Default under the Indenture and shall no longer have any other consequence under the Indenture or the Notes.

Section 1.2 Related Definitions and References. All definitions and references thereto used exclusively in, and all references to, the deleted sections of the Indenture set forth in Section 1.1 above are hereby deleted in their entirety in the Indenture and the Notes.

Section 1.3 Amendments to Notes and Subsidiary Guarantees. The Notes and Subsidiary Guarantees are hereby amended to delete all provisions inconsistent with, or made irrelevant by,  the amendments to the Indenture effected by this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Upon execution and delivery of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.

Section 2.2 Except as amended and supplemented hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect.

Section 2.3 The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 2.4 THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.5 In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.6 If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, the provision required by the Trust Indenture Act of 1939 shall control.

Section 2.7 The recitals contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture or the due authorization of this Supplemental Indenture by the Company and the Subsidiary Guarantors.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.8 This Supplemental Indenture shall become effective upon its signing by the parties hereto but the amendments set forth in Article I of this Supplemental Indenture will become operative only upon the Company’s purchase of a majority of aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates pursuant to the Tender Offer) so that the amendments to the Indenture effected by this Supplemental Indenture will be deemed to be revoked retroactive to the date of the Supplemental Indenture, and the Indenture will remain in its current form, if Company’s purchase of a majority of the aggregate principal amount of the outstanding Notes pursuant to the Tender Offer does not occur.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

CIMAREX ENERGY CO.

By:	/s/ Paul Korus
Name:	Paul Korus
Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Leland Hansen
Name:	Leland Hansen
Title:	Vice President

SUBSIDIARY GUARANTORS:

CIMAREX ENERGY CO. OF COLORADO
CIMAREX GAS GATHERING, INC.
CONMAG ENERGY CORPORATION
KEY PRODUCTION COMPANY, INC.
MAGNUM HUNTER PRODUCTION, INC.
OKLAHOMA GAS PROCESSING, INC.
PRIZE ENERGY RESOURCES, INC.

By:	/s/ Paul Korus
Name:	Paul Korus
Title:	Senior Vice President and Chief Financial Officer